Exhibit 4.22
                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Agreement") is made as of March __, 2001, by and among WINTER HARBOR, LLC, a Delaware limited liability company (the "Holder"), COUNSEL COMMUNICATIONS LLC (the "Purchaser" or "Counsel"), and UNION BANK OF CALIFORNIA, N.A., as escrow agent (the "Escrow Agent").

     Holder and Purchaser have entered into a Securities Purchase Agreement, dated as of March 1, 2001 (the "Purchase Agreement"). Section 6.3 of the Purchase Agreement requires that Holder and Purchaser enter into this Agreement.

     The parties, intending to be legally bound, hereby agree as follows:

1.   ESTABLISHMENT OF ESCROW; INVESTMENT OF CASH DEPOSIT.

     (a) Holder is depositing, or will deposit within five business days of the date hereof, with Escrow Agent an amount equal to Five Million (5,000,000) shares of I-Link, Incorporated ("I-Link") common stock (the "I-Link Stock") and the Purchase Price in the amount of Five Million Dollars ($5,000,000) under the Purchase Agreement (the "Cash Deposit") (the I-Link Stock and the Cash Deposit are collectively referred to herein as the "Escrow Property"). Escrow Agent will acknowledge receipt promptly upon receipt of the Escrow Property.

     Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Property pursuant to the terms and conditions hereof.

     Holder shall retain the right to vote the I-Link Stock in escrow and to receive all proceeds (including dividends and interest) earned or paid on the Escrow Property.

     (b) Upon receipt of the Cash Deposit the Escrow Agent shall pending the disbursement thereof pursuant to this Agreement, invest the Cash Deposit in accordance with Holder's written instructions in (a) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof, (b) certificates of deposit issued by commercial banks having a combined capital, surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000), (c) repurchase agreements collateralized by securities issued by the United States of America or any agency thereof, or by any private corporation the obligations of which are guaranteed by the full faith and credit of the United states of America, (d) prime banker's acceptances, (e) money market funds investing in any of the above, or (f) other investments of equal or greater security and liquidity. Absent written direction, the Escrow Agent will invest funds in the Provident Cash Management Shares T-Fund, and the parties acknowledge that the Escrow Agent may render administrative services and receive additional fees from the administrator or distributor of said Fund. The Escrow Agent shall pay to Holder by check on a quarterly basis all interest or other proceeds earned on the Cash Deposit.

2. ADMINISTRATION OF ESCROW PROPERTY. The Escrow Agent shall administer the Escrow Property as follows:

     (a) Delivery of Claim Notice. Upon the receipt of notice (hereinafter the "Claim Notice"), duly certified by an officer of Purchaser, setting forth Purchaser's calculation of the portion of Escrow Property due at that time under

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Article 6 of the  Purchase  Agreement  (the  "Claimed  Amount") the Escrow Agent
shall send a copy of such notice to the Holder.

     (b) Response Notice; Uncontested Claims. Within ten (10) days of the date the Claim Notice was sent to Holder (the "Response Date"), Holder shall provide to Purchaser and to the Escrow Agent a written response (the "Response Notice") in which Holder shall: (i) agree that the full Claimed Amount may be released from the Escrow Property to Purchaser, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Property to Purchaser or (iii) contest that any of the Claimed Amount may be released from the Escrow Property to Purchaser. Holder may contest the release of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute an indemnity obligation under the Purchase Agreement and Purchaser may make a claim hereunder only based upon a good faith belief that it is entitled to the Claimed Amount under the Purchase Agreement. If no Response Notice is delivered by Holder to the Escrow Agent by the Response Date, Holder shall be deemed to have agreed that the entire Claimed Amount may be released to Purchaser from the Escrow Property.

     (c) Uncontested Claim. If Holder in the Response Notice agrees or is deemed to have agreed that the Claimed Amount may be released from the Escrow Property to Purchaser, the Escrow Agent shall, no later than ten (10) days after receipt of the Response Notice, transfer, deliver, and assign to Purchaser the Claimed Amount from the Escrow Property.

     (d) Partially Contested Claims. If Holder in the Response Notice agrees that part, but not all, of the Claimed Amount may be released from the Escrow Property to Purchaser, the Escrow Agent shall, no later than ten (10) days after receipt of the Response Notice, transfer, deliver, and assign to Purchaser the Agreed Amount from the Escrow Property (or such lesser amount as is then held in the Escrow Property).

     (e) Fully Contested Claims. If Holder in the Response Notice contests the release of all or part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration held in New York City, New York. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration
Association (the "Rules"). Holder and Purchaser shall each designate one arbitrator within fifteen (15) days of the delivery of the Response Notice contesting the Claimed Amount. Such designated arbitrators shall mutually agree upon and shall designate a third arbitrator; provided however, that (i) in the event the two designated arbitrators fail to reach agreement with respect to the designation of the third arbitrator within fifteen (15) days of delivery of the Response Notice, the third arbitrator shall be appointed in accordance with the Rules and (ii) if either Holder or Purchaser fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure. Each of Holder and Purchaser shall pay its own costs and expenses (including counsel fees) of any such arbitration. Holder and Purchaser shall pay the fees and expenses of their respectively designated

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arbitrators  and  shall  bear  equally  the  fees  and  expenses  of  the  third arbitrator. The arbitrators shall decide the matter to be arbitrated pursuant hereto within sixty (60) days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether Purchaser is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Purchase Agreement and this Agreement. The final decision of the majority of the arbitrators shall be furnished to Holder, Purchaser and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon Holder, Purchaser and the Escrow Agent and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by Holder, the Escrow Agent shall continue to hold in escrow the Escrow Property, until (i) delivery of written joint instructions executed by Purchaser and Holder setting forth instructions to the Escrow Agent as to release of all or portion of the Escrow Property, or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the release of all or portion the Escrow Property. The Escrow Agent shall thereupon release the applicable amount from the Escrow Property in accordance with such joint written instructions or the award of a majority of the arbitrators.

3.   FINAL RELEASE OF ESCROW PROPERTY.

     (a) Upon the occurrence of an Escrow Termination Event under Section 6.3(a) of the Purchase Agreement, Holder and Purchaser shall immediately instruct the Escrow Agent to disburse any remaining Escrow Property to Holder. Upon receipt of such joint instructions from Holder and Purchaser, the Escrow Agent shall promptly comply with such joint instructions.

     (b) If Holder is unable to get joint instructions from Purchaser, Holder may deliver a notice to Escrow Agent duly certified by an officer of Holder stating that an Escrow Termination Event has occurred and that Holder is entitled to the Escrow Property. Upon receipt of such notice, the Escrow Agent shall send a copy of such notice to Purchaser. Within ten (10) days of the notice to Purchaser (the "Purchaser Response Date"), Purchaser shall send a notice to Escrow Agent and Holder indicating whether or not it agrees that the Escrow Termination Event has occurred (the "Purchaser Response Notice"). If Purchaser agrees in its Purchaser Response Notice that an Escrow Termination Event has occurred or if the Purchaser does not respond to the Escrow Agent within the Purchaser Response Date, the Escrow Agent shall promptly thereafter disburse to Holder the Escrow Property. If Purchaser contests in its Response Notice to the Escrow Agent that an Escrow Termination Event has occurred, the Escrow Agent shall retain the Escrow Property and Holder and Purchaser shall resolve their disagreement in accordance with the terms of Section 2(e). After delivery of a Purchaser Response Notice from Purchaser contesting that an Escrow Termination Event has occurred, the Escrow Agent shall continue to hold in escrow the Escrow Property, until (i) delivery of joint written instructions executed by Purchaser and Holder setting forth instructions to the Escrow Agent as to release of all or portion of the Escrow Property, or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the release of all or portion of the Escrow Property. The Escrow Agent shall thereupon release the applicable amount from the Escrow Property in accordance with such joint written instructions or the award of a majority of the arbitrators.

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     (c)  Notwithstanding  the other  provisions  of Section 2 and 3, the Escrow
Agent, upon receipt of written instructions signed by both Holder and Purchaser with respect to the delivery of all or portion of the Escrow Property, shall deliver the Escrow Property in accordance with such instructions without any need for the parties to comply with the other provisions of Sections 2 and 3.

4.   DUTIES OF ESCROW AGENT.

     (a) Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property.

     (b) Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with action taken in good faith (not resulting from its gross negligence or willful misconduct) in connection with the release of the Escrow Property, or any loss of interest incident to any such delays.

     (c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

     (d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

     (e) Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow agent only and having only possession thereof.

     (f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

     (g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

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     (h) Holder and Purchaser  jointly and severally agree to indemnify and hold
Escrow Agent, its officers, directors,  employees and agents (collectively,  the
"Indemnified  Parties")  harmless  from  all  loss,  cost,  damages,   expenses,
liabilities, judgments and attorneys' fees (including without limitation, allocated costs of in-house counsel) suffered or incurred by the Indemnified Parties or any of them arising out of or in connection with this Agreement, except that this indemnity obligation shall not apply in the event of the gross negligence or willful misconduct of the Indemnified Parties or any of them. This indemnity obligation shall survive termination of this Agreement.

     (i) If Purchaser and Holder provide conflicting instructions to Escrow Agent, Escrow Agent may refuse to act until the dispute is resolved and may bring interpleader (all costs with respect thereto to be borne by Holder and Purchaser).

     (j) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Property to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Property until delivery by Escrow Agent of the Escrow Property into a court of competent jurisdiction or until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction or a written order of the arbitration panel referred to above.

     (k) Holder and Purchaser shall pay Escrow Agent compensation for the services to be rendered by Escrow Agent hereunder in accordance with Exhibit A hereto and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be shared equally by Holder and Purchaser. Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder. (l) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

5.   LIMITED RESPONSIBILITY.

     This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent

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shall not be bound by the  provisions of any  agreement  among the other parties hereto except this Agreement.

6.   NOTICES.

     All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by: (a) registered or certified mail, return receipt requested; (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid; or (c) facsimile (with the original promptly sent by any of the foregoing manners). Any such notices shall be addressed to the receiving party at such party's address set forth below, or at such other address as may from time to time be furnished by similar notice by either party.

                  If to Holder:

                  Winter Harbor, LLC
                  11400 Skipwith Lane
                  Potomac, Maryland  20854-1639
                  Attention:  Ralph W. Hardy, Jr.

                  With a copy to:

                  Dow, Lohnes & Albertson, pllc
                  1200 New Hampshire Ave., N.W.
                  Washington, DC 20036
                  Attention:  David D. Wild, Esq.
                  Facsimile: (202) 776-2222

                  If to Purchaser:

                  Counsel Communications LLC
                  280 Park Avenue
                  West Building, 28th Floor
                  New York, NY  10017
                  Attention:  Chief Executive Officer
                  Facsimile:  (212) 286-5000

                  With a copy to:

                  Harwell Howard Hyne Gabbert & Manner, PC
                  1800 First American Center
                  Nashville TN  37238
                  Attention:  Mark Manner
                  Facsimile:  (615) 251-1056

                  If to Escrow Agent:

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

                  Union Bank of California, N.A.
                  120 S. San Pedro Street, Suite 400
                  Los Angeles, California  90012
                  Attention: Rene Torres, Corporate Trust Department
                  Facsimile:  (213) 972-5694


7.   TERMINATION.

         This Agreement shall terminate upon the release by the Escrow Agent of the entire Escrow Property in accordance with this Agreement.

8.   COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

9.   SECTION HEADINGS.

     The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

10.  WAIVER.

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.  EXCLUSIVE AGREEMENT; MODIFICATION.

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Purchaser, the Holder and the Escrow Agent.

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12.  GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles provided that the rights and duties of the Escrow Agent shall be governed, construed and enforced in accordance with the laws of the State of California.









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